(d)(3)(D)(iii)

December 14, 2010

ING Investors Trust

7337 E. Doubletree Ranch Rd.

Scottsdale, AZ 85258

Ladies and Gentlemen:

By this letter dated December 14, 2010, we have agreed to waive the administrative services fee payable to us under the Amended and Restated Administration Agreement dated November 30, 2008 between ING Investors Trust and ING Funds Services, LLC (the “Agreement”) with respect to ING American Funds Global Growth and Income Portfolio, and ING American Funds International Growth and Income Portfolio (together, the “Portfolios”), each a series of ING Investors Trust, in the amount of 0.05% per annum. We agree to waive that fee for the period from December 14, 2010 through and including May 1, 2013.

ING Funds Services, LLC acknowledges that any fees waived during the term of this Agreement shall not be eligible for recoupment at any time in the future.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President
ING Funds Services, LLC

Agreed and Accepted:

ING Investors Trust

(on behalf of the Portfolios)

/s/ Kimberly A. Anderson

By:
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744	ING Investments, LLC